CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Medium-Term Notes, Series B – Floating Rate	$435,000,000	100%	$435,000,000	$17,095.50
Medium-Term Notes, Series B – Floating Rate	$150,000,000	100%	$150,000,000	$5,895.00
Medium-Term Notes, Series B	$9,670,000	100%	$9,670,000	$380.03
Debt Securities	−	−	$6,000,000,000	$235,800.00

(1) Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933.

(2) The registration fee associated with the offering of the Medium-Term Notes, Series B referred to in the table is offset against $3,905.99 of registration fees previously paid.  The registrant has instructed its bank to wire transfer $255,265.54 of additional registration fees to the Commission’s account, of which $19,464.54 will be applied to the registration fee associated with the offering of the Medium-Term Notes, Series B referred to in the table.  Following the offering of the Medium-Term Notes, Series B referred to in the table, $235,800.00 in registration fees will remain available for offset against future registration fees.

Filed under Rule 424 (b)(3), File No. 333-132201
                           Pricing Supplement No. 84 - dated 2/4/2008
                                    (To prospectus dated 03/07/2006 and
                                prospectus supplement dated 03/30/2006)

Toyota Motor Credit Corporation

CUSIP Number	Price to Public(1)	Purchasing Agent's Discount(1)	Proceeds Before Expenses(1)

89240AKH2	100%	1.300%	98.700%

Interest Rate Per Annum	Interest Payment Frequency	Stated Maturity Date	Survivor's Option

4.200%	Semi-Annual	08/22/2016	Yes

Medium-Term Note, Series B – TMCC CoreNotes - Fixed Rate.

Interest Payment Dates:  The 20th day of February and August of each year commencing 08/20/2008, and at Maturity.

Redemption Information:
Redeemable in whole at the option of Toyota Motor Credit Corporation on
2/20/2010 and each Interest Payment Date thereafter, at a price equal to 100%, with not less than 30 calendar days’ prior notice nor more than 60 calendar days’ prior notice.

Toyota Motor Credit Corporation
19001 S. Western Ave
Torrance, California 90509

Trade Date:  2/08/2008
Issue Date:  2/13/2008
Minimum Denominations/Increments: $1,000/$1,000

Original Issue Discount: No
Form: Book-entry

All trades settle without accrued interest and clear SDFS: DTC Book-entry only
Merrill Lynch DTC Participant Number:  161

(1) Expressed as a percentage of the minimum denomination

Merrill Lynch & Co. Purchasing Agent Acting as Principal